Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Numbers 333-120229 and 333-136101) of MarketAxess Holdings Inc. of our report dated May 13, 2008, relating to the consolidated financial statements of Greenline Financial Technologies, Inc. as of and for the year ended December 31, 2007.
/s/ EISNER LLP
Eisner LLP
New York, New York
May 16, 2008